                                                                    EXHIBIT 99.1





BUDGET AND CRUISE AMERICA SIGN DEFINITIVE MERGER AGREEMENT

LISLE, Ill., Nov. 25 1997 - Budget Group, Inc. (NYSE: BD), the world's third largest car and truck rental company, and Cruise America, Inc. (Amex: RVR), one of the largest North American companies specializing primarily in the rental and sale of recreational vehicles, have signed a definitive merger agreement.

The agreement follows last month's announcement of Budget's plans to acquire Cruise America in a stock-for-stock merger. Under the terms of the transaction, Cruise America stockholders will receive 0.28073 shares of Budget Class A common stock for each share of Cruise America, or a total of approximately 1.77 million shares of Budget Class A common stock. The parties expect that the transaction will close in the first quarter of 1998.

Cruise America, which had revenues of $95.6 million and pretax income of $3.8 million for its fiscal year ended April 30, 1997, operates a network of 17 company-owned facilities and 74 satellite rental centers throughout North America, with a combined fleet of more than 4,300 recreational vehicles, including motorhomes, truck campers, motorcycles and shuttle busses. With locations strategically situated near national parks and other scenic destinations across the U.S., Canada and Alaska, Cruise America caters largely to a clientele of North American and European vacationers.

In recent years, Cruise America has significantly lowered its costs by switching its motorhome fleet from single-bodied units to modular units. This proprietary modular approach allows the company to refurbish the camper portion of these vehicles and remount them on new RV truck chassis. The used chassis are converted at a nominal cost into delivery trucks and then sold at attractive prices into the large market for pre-owned trucks.

The completion of the transaction will be subject to approval by Cruise America's stockholders, the receipt of all necessary regulatory approvals and other customary closing conditions. There can be no assurances that the transaction ultimately will close.

Budget Group, Inc., through subsidiary companies and their franchises, operates Budget Car and Truck Rental, the third largest worldwide car and truck rental system, with over 3,200 airport and local market locations in more than 120 countries and territories. In addition, the Company owns Premier Car Rental, which serves the insurance replacement market through a network of 101 locations in 13 major U.S. markets. Budget Car Sales, a subsidiary of Budget Group, is one of the largest independent retailers of late model vehicles in the United States, operating 26 retail car sales operations in 28 states, and operates airport parking facilities at certain locations.

Cruise America, Inc. believes that it is one of the largest companies in North America specializing in the rental and sale of recreational vehicles, including motorhomes, truck campers, motorcycles and shuttle buses. The company's common stock trades on the American Stock Exchange under the ticker symbol "RVR."

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Budget or Cruise America to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Budget and Cruise America expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Budget's or Cruise America's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

This press release does not constitute "proxy solicitation material" within the meaning of Regulation 14A and Schedule 14A of the Securities Exchange Act of 1934, as amended. In addition, this press release shall not constitute an offer to sell or the solicitation of an offer to buy Budget Class A common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.









                                      -2-